Deep Discount Advisors, Inc.
1 West Pack Square, Suite 777
Asheville,  NC 28801  Ph: 828-255-4832

April 14, 2003

HOW TO GET NAV FOR OUR SHARES, NOW!

Dear Fellow SMALLCap Fund shareholder,

Every shareholder of the SMALLCap Fund should be given the option to receive full value for his shares. All that is required is for the current Board majority to announce a tender offer for all shares at full Net Asset Value
(NAV). They can do this right now. The current regime doesn't need an annual meeting, a vote of shareholders, or any "shareholder value proposal." If they really wanted to provide NAV, they could have done it at any time in the last year.

-- The current regime can't be trusted.

I don't believe the current Board majority is sincere. Last year, they packed the Board and high-jacked control away from a majority of elected Directors pledged to provide NAV. Afterward, they did nothing to provide NAV and instead passed by-laws to entrench themselves in their positions. They rigged this upcoming Director election so that an opponent has to get more than 4,949,946 votes to replace their incumbent candidates, even if these incumbents get as little as 2 votes! Just to be sure they were in no danger, they allocated $180,000 to run an expensive and misleading proxy contest.

Because they thought they were "safe", they did nothing in their initial proxy this year to address the NAV issue. Bradshaw's green proxy material, including his NAV proposal, was filed on March 7, far preceding any of the Fund's proxy filings. Furthermore, the Fund received my letter of March 14 demanding a tender offer at NAV well before they started their shareholder mailings. Yet they did nothing to address NAV, until very recently, when they realized their intransigence was costing them so much credibility that they might actually lose the rigged Director election they had set up.

Realizing that they were in trouble, they decided to play "me too" and adopt a "shareholder value proposal" on the white proxy identical to the one they had previously ridiculed in Bradshaw's green proxy. The current regime has now "recast" itself as a "NAV provider" in an effort to win back enough votes to block the will of shareholders again this year.

Once the danger of losing Board control has passed, I believe the current regime will find some way to circumvent the delivery of full NAV, thereby protecting their positions and the large advisory fees they have become so accustomed to.

In spite of all the impediments put in their path, I believe the shareholders can still prevail and get what they deserve from their own Fund.

-- Shareholders should use "Green Proxy" votes as leverage.

In my opinion, there is only one way to get the attention of the current Board majority and get them to announce an immediate tender offer for all shares at NAV. Running vote totals for both sides are provided daily to the Fund up and until the annual meeting date. If they see the vote counts piling up for the green proxy, they will know the ball game is over unless they come through with NAV. They will have no choice but to finally do what they should have done in the first place: "An immediate tender offer for all shares at NAV". The sooner they see the handwriting on the wall, the sooner they will be forced to act.

If they fail to act, then there is no question that we need a "regime change." I am convinced that former U.S. Attorney General Edwin Meese and experienced closed-end Director Tom Lenagh will join the Directors elected last year to quickly deliver NAV. Either way, the long-suffering shareholders will be able to get back what is left of their money.

Send the Message Loud and Clear - Vote the Green Proxy Now!

When the Fund's annoying proxy solicitors start hounding you to vote the white proxy, tell them to quit wasting your time. Their bosses have already had their chance, and they haven't delivered.

I firmly believe this approach will work, and I plan to do my part. Success will depend on what the rest of you do. Call me if you have any questions.

Sincerely,



Ron Olin
A fellow SMALLCap Fund Shareholder